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                                   Exhibit 11

                          FARR COMPANY AND SUBSIDIARIES
                         EARNINGS PER SHARE CALCULATIONS
                                   (Unaudited)

As a result of the 3 for 2 stock split distributed on March 28, 1997, per share amounts for 1996 have been restated to reflect the weighted average number of shares of common stock outstanding, increased by shares issued for the stock split. The per share amounts in 1996 are calculated as though the stock split occurred on the first day of the year.

                                               Three Months Ended                 Six Months Ended
                                           June 28, 1997  June 29, 1996     June 28, 1997  June 29, 1996
                                           -------------  -------------     -------------  -------------
BASIC EARNINGS PER SHARE CALCULATION:

Earnings:
Net Income ................................  $1,826,000     $1,499,000        $3,526,000     $2,677,000
                                             ==========     ==========        ==========     ==========

Shares:
Weighted average number of common
    common shares outstanding .............   5,469,246      5,438,484         5,469,246      5,438,484
                                             ==========     ==========        ==========     ==========

Net Income Per Common Share ...............  $     0.33     $     0.28        $     0.64     $     0.49
                                             ==========     ==========        ==========     ==========

PRIMARY EARNINGS PER SHARE CALCULATION:

Earnings:
Net Income ................................  $1,826,000     $1,499,000        $3,526,000     $2,677,000
                                             ==========     ==========        ==========     ==========

Shares
Weighted average number of common
    shares outstanding ....................  5,469,246       5,438,484         5,469,246      5,438,484

Assuming exercise of options reduced by
    the number of shares which could
    have been purchased with the proceeds
    from exercise of such options .........    163,676          71,061           163,676         71,061
                                             ---------      ----------        ----------     ----------

Weighted average number of
    common shares and dilutive
    common share equivalents
    outstanding ...........................  5,632,922       5,509,545         5,632,922      5,509,545
                                            ==========      ==========        ==========     ==========

Net Income Per Common Share ............... $     0.32      $     0.27        $     0.62     $     0.48
                                            ==========      ==========        ==========     ==========
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